EXHIBIT 4.3
AMENDMENT NO. 2
OF
CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS
(SERIES C CONVERTIBLE PREFERRED STOCK)

First: The Board of Directors of National Lampoon, Inc., a Delaware corporation (the “Corporation”), duly adopted resolutions setting forth the proposed amendment to the Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) of said Corporation, declaring said amendment to be in the best interests of the Corporation and its stockholders.  The resolutions setting forth the proposed amendment are substantially as follows:

NOW, THEREFORE, BE IT RESOLVED, NOW, that the Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) of the Corporation is hereby amended by striking out Section 4 thereof and by substituting in lieu of said section the following new Section 4, as follows:

Section 4. Dividends.  The Corporation shall have the right to issue dividends and make distributions, whether cash, securities or otherwise, whether or not any shares of the Series C Preferred Stock are outstanding.  To the extent dividends are declared and issued by the Corporation prior to the earlier of (i) the date of a Liquidation Event or (ii) the date on which the Series C Preferred Stock is converted hereunder, the Corporation shall pay preferential dividends, payable at the election of the holder of the Series C Preferred Stock, in the Corporation’s Series D Convertible Preferred Stock or in shares of the Corporation’s Common Stock, to the holders of the Series C Preferred Stock as provided in this Section 4.  Dividends on each share of the Series C Preferred Stock shall accrue on a daily basis, whether or not declared, beginning with the date of issuance of such share of Series C Preferred (November 1, 2004) and continuing until the earlier of (i) the date of a Liquidation Event, or (ii) the date on which such share of Series C Preferred Stock is converted hereunder, at the rate of 9.0% per annum on the sum of (i) the Original Purchase Price (as equitably adjusted for any stock splits, stock dividends, recapitalizations, reverse stock splits or otherwise to prevent an enlargement or diminution of rights), plus (ii) all accumulated and unpaid dividends thereon (compounding annually).  All accrued and unpaid dividends on each share of Series C Preferred Stock shall be fully paid (pro rata and pari passu with any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends with the Series C Preferred Stock) before any dividends or distributions may be issued with respect to any Junior Securities.  Dividends shall be paid on January 31, April 30, July 31, and October 31 of each year.  The number of shares of Series D Convertible Preferred Stock or Common Stock that will be issued in payment of a dividend shall be computed by (i) dividing the amount of the dividend by the closing price of a share of Common Stock as reported by the exchange or regulated quotation service on which the Common Stock is traded on the trading day immediately prior to the date on which the dividend is to be paid, (provided, however, that if no trades are made on that day, then the number of shares to be issued will be computed using the closing price on the last day, prior to the date on which the dividend is to be paid, on which trades were made and reported) and, in the case of the Series D Convertible Preferred Stock only, (ii) dividing the quotient by 20.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C Preferred Stock and each Parity Series, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series C Preferred Stock and all Parity Series.

and by deleting the definition of "Payment Satisfaction Date" in Section 9.

Second: That acting by written consent, the holders of at least a majority of the issued and outstanding shares of the Corporation’s capital stock, including the Series C Convertible Preferred Stock, consented to the foregoing resolutions and to this Second Amendment of Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) in accordance with Section 228(a) of the Delaware General Corporation Law.

Third: That the resolutions and this Second Amendment of Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) was duly adopted in accordance with the provisions of Section 242(b)(1) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned Corporation has caused this Second Amendment to Certificate of Designations, Preferences, Rights and Limitations (Series C Convertible Preferred Stock) to be signed by a duly authorized officer as of September 10, 2008.

By:/s/ Daniel S. Laikin
      Daniel S. Laikin, Chief Executive Officer